Exhibit 10.2

                                SUPPLY AGREEMENT

BETWEEN

VALEO SERVICE EXPORT [VALE]
70, rue Pleyel, 93285 Saint Denis Cedex
Tel:  33 1 49 45 32 32
www.valeoservice.com

AND

ALMAH, INC [ALMAH]
1802 North Carson Street Suite 108
Carson City, Nevada 89701
www.almahauto.com

1. Appointment

VALE hereby appoints ALMAH as to solicit orders for all products available and ALMAH accepts and assumes such appointment.

2. Agent Products & Services

All products supplied by VALE shall be made available to ALMAH on terms negotiated each year and prices determined based on order size and market conditions.
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3. Agent Territories

4. ALMAH intends to market to Ireland, United Kingdom and other European territories. These territories can be extended or reduced if both parties agree.

5. Advertising and Expenses

ALMAH shall bear all expenses for advertising and publicity in connection with the products, and shall submit to VALE all print, audio and video materials intended for advertising products which VALE supplies for prior approval. VALE must provide all advert material such as product information, images, etc for local advertising and marketing campaign.

6. Industrial Property Rights

ALMAH may use the trade-marks owned by VALE for the sale of products and shall acknowledge that all patents, trademarks, copyrights or any other industrial property rights used or embodied in the products shall remain to be the sole properties of VALE. Should any infringement be found, ALMAH shall promptly notify and assist VALE to take appropriate action.

7. Validity of Agreement

This agreement will be effective when first order is confirmed within 360 days after the date of signing this contract by ALMAH and shall remain in force for 4
(four) years starting from date of signing contract.

8. Termination

During the validity of this agreement, if either of the two parties is found to have violated the terms of this agreement the other party has the right to terminate this agreement by notifying the other party in writing.

9. Force Majeure

Either party shall not be held responsible for failure or delay to perform all or any part of this agreement due to flood, fire, earthquake, draught, war or any other event(s) which could not be predicted, controlled, avoided or overcome by the relative party. However, the VALE affected by the event of Force Majeure

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shall inform the other party of its occurrence in writing as soon as possible and thereafter send a certificate of the event issued by the relevant authorities to the other party within 15 days after its occurrence.

10. Arbitration

All disputes arising from the performance of this agreement shall be settled through friendly negotiation. Should no settlement be reached through negotiation, the case shall then be submitted for arbitration to the Irish Economic and Trade Arbitration Commission (Ireland) and the ruling of this Commission shall be final and legally binding upon parties.

The agreement represents the option and right to market and sell products disclosed in Schedule A and does not represent an obligation on behalf of ALMAH to purchase products from VALE.

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Their duly authorized representatives.

Date:                                      Date:

VALEO SERVICE EXPORT                       ALMAH: ALMAH, INC

Full Name:  Vaidas Daknys                  Full Name :  Joey Power


Per:                                       Per:
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